Exhibit 10.1

PATENT LICENSE AGREEMENT

License Number: 00-1001R Amendment Four

THIS AGREEMENT by and between Honeywell Federal Manufacturing & Technologies, LLC. (hereinafter “Honeywell”), a corporation organized and existing under the laws of the State of Delaware and having a place of business at 2000 East 95th Street, P.O. Box 419159, Kansas City, Missouri 64141-6159, and Itec Environmental Group (hereinafter “Licensee”), a corporation organized and existing under the laws of the State of Delaware and having a place of business at PO Box 760, Riverbank, CA 95364

WHITNESSETH:

WHEREAS, Honeywell, pursuant to Contract No. DE-AC04-01AL66850 (hereinafter “Prime Contract”) with the United States Government, as represented by the Department of Energy (Hereinafter “DOE”) has developed and /or obtained rights to Proprietary Rights, subject to the DOE nonexclusive, nontransferable, irrevocable, paid-up license for the United states Government and certain march-in rights and any other conditions of waivers granted by the DOE; and

WHEREAS, Licensee desires to obtain an exclusive right in a limited field of use in the Proprietary Rights.

NOW THEREFORE, in consideration of the foregoing premises, covenants, and agreements contained herein, Honeywell and Licensee (collectively the “Parties”) hereto agree to be bound as follows:

1. Definitions
1.1  “Proprietary Rights” shall mean the patents and applications listed in Exhibit A, which is attached to and incorporated into this Agreement. The Parties agree to periodically update Exhibit A as new patent applications are filed and/or applications issue.
1.2  “Products” shall mean any and all products manufactured, used, sold, or transferred by Licensee covered by one or more claims of the Proprietary Rights.
1.3  “Services” shall mean any and all services provided which utilize the methods encompassed in one or more of the claims of the Proprietary Rights.
1.4  “Gross Sales” shall mean the total amounts invoiced to purchasers during the accounting period in question for products and/or services sold by Licensee. Gross Sales in the case of Products used or transferred or Services performed shall mean the total amounts invoiced for such products or Services, but not less than fair market value of products and/or services as if they were sold to an unrelated third party in similar quantities. Gross Sales shall exclude sales tax or similar tax shown on the invoice to be paid by buyer to Licensee.

2.  Grants
2.1   Subject to the terms and conditions of this agreement, Honeywell hereby grants to Licensee an exclusive, nontransferable, worldwide license to practice the methods and to make, use, and sell, the products and/or Services covered by the Proprietary Rights limited to the field of use described in U.S. Patent #5,711,820, and other patents or applications as listed in Exhibit A, and specifically, separating, removing and cleaning all contaminants, including all forms of oil, from synthetic resin material (especially all forms of plastic) using a first stage organic solvent system and a second stage carbon dioxide system, where the organic solvent is utilized for removing the contaminants from the synthetic resin material. Honeywell grants no license, either expressed or implied, to Licensee hereunder with respect to any patent or information except as specifically provided herein.

2.2  No license, either expressed or implied, is granted hereunder to use as a trademark or otherwise the words “Honeywell” or any other trademark or product name of Honeywell or any word or mark similar thereto unless otherwise specified herein.
2.3  Licensee may indicate the products are made under license from Honeywell by suitable legend, if the form of such legend and the extent of Licensee’s use thereof have received prior written approval of Honeywell. Honeywell may amend or revoke prior approvals to use such legends at any given time during the term of this Agreement, and all rights to use such legends shall terminate with this Agreement.

3. Sublicensing Rights and Obligations

3.1  Honeywell also grants to the licensee, so long as licensee retains its exclusive rights in the field of use defined in Paragraph 2.1, to sublicenses to Affiliates, Joint Ventures, or other third parties to make, use, sell, import, and have made for Licensed Products using Licensed Services in the United States and other countries. For the avoidance of doubt, Affiliates Joint Ventures and Third Parties shall have no licenses under this Agreement unless such Affiliates, Joint Ventures and Third Parties are explicitly granted a sublicense under the Agreement..
3.2  Licensee must include in any sublicense all the rights and obligations due Honeywell and the Government set forth in this Agreement.
3.3  Licensee must require sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions of this Agreement, and the Licensee will collect and deliver to Honeywell all such reports due from sublicensees.
3.4  Licensee must include in all sublicenses the notice that upon termination of this Agreement for any reason, Honeywell, at its sole discretion, will determine whether any or all sublicenses will be cancelled or assigned to Honeywell.
3.5  The Licensee will notify Honeywell of each sublicense granted hereunder and provide Honeywell with a complete copy of each executed sublicense within thirty (30) days of issuance of the sublicense.
3.6  For the purpose of this Agreement, the operations of all sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.
3.7  In the event the Honeywell and the Licensee each own an undivided interest in any patent or patent applications included in the Proprietary Rights licensed hereunder, the Licensee will not separately grant a license to an third party under its rights without concurrently granting a license under Honeywell rights on the terms and conditions described in this Article 3.
3.8  Honeywell will notify Licensee if Honeywell is approached by a third party seeking a license to make, use, or sell Licensed Products in Licensee’s Field of Use because commercial demand is not being met. Licensee will negotiate in good faith with that third party to grant a sublicense for any licensed patents in the market for which Licensee and existing sublicenses are not meeting commercial demand. The determination to grant a sublicense may be based on Licensee’s business interests. Licensee will provide Honeywell with justification for denying any such sublicense.

4. Consideration
4.1  In consideration of the rights and licenses granted in this Agreement, Licensee and its sublicensees agree to the applicable provisions of Exhibit B and Exhibit C attached and incorporated into this Agreement
4.2  No royalties shall be owed on any Products sold to Honeywell, Federal Manufacturing & Technologies.
4.3  No earned royalties will be collected or paid hereunder to Honeywell on Licensed Products or Licensed Services Sold to the account of the U.S. Government. Licensee and its sublicensees will reduce the amount charged for Licensed Products or Licensed Services Sold to the U.S. Government by an amount equal to the royalty for such Licensed Products or Licensed Services otherwise due Honeywell. Licensee will provide Honeywell with U.S. Government contract numbers and a written statement by Licensee’s contracting officer that Sale of Licensed Products to the U.S. government were reduced by the same amount of royalty due Honeywell.

4.4  Upon termination of this Agreement for any reason whatsoever, any royalties that remain unpaid shall be properly reported and paid to Honeywell within thirty (30) days of any such termination.
4.5  Payment of royalties due shall be made during the month following the calendar quarter covered thereby in U.S. Dollars, payable to the order of Honeywell Federal Manufacturing & Technologies LLC., pursuant to the report to be transmitted in accordance with section 5 below. All amounts paid in USA currency are to be calculated at the official rate of exchange on the last day of the calendar quarter for which payment is due, or if more than one rate of exchange is available, then at the most favorable rate to Honeywell for such day.
4.6 Any and all funds or financial receivables owed to Honeywell by the Licensee under this Agreement that remain overdue for a period of 90 days or more after date of invoice shall be declared delinquent, and Honeywell shall have the right, but not the obligation, to refer any or all such delinquent receivables to any collection agency or agencies for collection according to whatever DOE procedures, rules and requirements are then in effect for overdue or delinquent collections.
4.7 In the event of a sublicense, consideration owed to Honeywell will be paid to Honeywell on or before the due date of the royalty report applicable to the quarter in which consideration was due and owing to the Licensee under the sublicense. The Licensee will collect from the sublicensee and will pay to Honeywell all fees, royalties, and cash equivalent of any consideration due Honeywell.

5 Records and Reports
5.1  Licensee agrees to keep adequate and sufficiently detailed records of utilization of the Proprietary Rights to enable royalties payable hereunder to be determined and to make such records available for inspection by authorized representatives of Honeywell at any time during the regular business hours of Licensee. Licensee agree that any additional records of Licensee, as Honeywell may reasonably determine are necessary to verify the utilization of proprietary Rights, shall also be maintained during and for a minimum of three (3) years following termination of this Agreement.
5.2  Within thirty (30) calendar days after the close of each calendar quarter during the term of this Agreement, Licensee shall furnish Honeywell a written report providing:
(a)	a list of all separately identifiable types (i.e. model numbers or equivalent) of Products sold, leased or otherwise utilized, or Services rendered,
(b)	the quantity of each type of product or service,
(c)	the Gross sales for each type of product or Service,
(d)	sales to any U.S. governmental agency
(e)	a separate report shall be prepared for each country in which Products or Services are sold,
(f)	amount of royalties due in U.S. Dollars for the preceding calendar quarter pursuant to the provisions hereof.

6  Technical Assistance
6.1  Honeywell agrees, upon the written request of Licensee, to assist Licensee in obtaining necessary approvals for technical assistance at Honeywell’s facilities under appropriate agreements. The cost of such technical assistance shall be paid by the Licensee.

7  Patent Provisions
7.1  Licensee shall place appropriate patent notices on Products which incorporate any invention covered by any licensed Proprietary Rights.
7.2  In the event that Honeywell or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other ( i ) with written notice of such infringement and ( ii ) with any evidence of such infringement available to it (an “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither Honeywell nor the Licensee will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. Honeywell shall have the right to terminate this Agreement immediately without the obligation to provide the 60 day’s notice as set forth in Paragraph 11.1 if the Licensee notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of Honeywell. Both Honeywell and the Licensee will use diligent efforts to cooperate with each other to terminate such infringement without litigation.

7.3  If infringing activity of potential commercial significance by the infringer has not been abated, or if the Licensee becomes aware of a third party that may commence potentially significant infringing activity, within ten (10) business days following the date of the Infringement Notice, the Licensee may institute suit for patent infringement, including seeking injunctive relief, against the infringer. Honeywell may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the licensee’s suit or any judgment rendered in that suit. The Licensee may not join Honeywell in a suit initiated by the Licensee without Honeywell’s prior written consent. If in a suit initiated by the Licensee, Honeywell is involuntarily joined other than by the Licensee, the Licensee will pay any costs incurred by Honeywell arising out of such suit, including but not limited to, any legal fees of counsel that Honeywell selects and retains to represent it in the suit.
7.4  If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, Honeywell may institute suit for patent infringement against the infringer. If Honeywell institutes such suit, the Licensee may not join such suit without Honeywell’s consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Honeywell’s suit or any judgment rendered in that suit.
7.5  Any recovery or settlement received in connection with any suit will first be shared by Honeywell and the licensee to cover any litigation costs each incurred, and shall next be paid to Honeywell or Licensee to cover any additional litigation costs incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, regardless if Honeywell is a party to the suit or not, or in a suit initiated by Honeywell and which licensee voluntarily joins, Honeywell shall receive, in excess of any litigation costs as distributed above, fifteen percent (15%) of any recovery or settlement with the remainder distributed to the licensee. In any suit initiated by Honeywell, which Licensee refuses to voluntarily join, or is forced to join, Honeywell shall receive the entire recovery in excess of the litigation costs distributed as outlined above..
7.6  Any agreement made by Licensee for purpose of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.
7.7  Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit.
7.8  Any litigation will be controlled by the party bringing the suit, except that Honeywell may be represented by counsel of its choice in any suit brought by the Licensee.
7.9  Licensee is aware that DOE concurrence may be required in certain situations including those involving litigation and/or changes to patent rights.

8.0 Patent Prosecution and Maintenance
8.1  Honeywell will prosecute U.S. patent applications and maintain U.S. patents licensed under this Agreement at Honeywell’s expense, unless otherwise agreed by the Parties.
8.2  Licensee may request foreign rights in Licensed Patents, if such rights are available. Licensee must request rights in writing, and specify the countries in which it wants rights, within seven (7) months after the filing date of the U.S. applications. Failure to seek such rights will be considered an election not to seek foreign rights. Honeywell may file in any country in which Licensee has not elected to secure foreign rights, and licensee has no rights to any such foreign applications and resultant patents.
8.3  All costs of preparing, filing, prosecuting, and maintaining foreign patent applications and patents covering the Inventions listed in Exhibit A will be borne by Licensee. All such patents will be held in the name of Honeywell and obtained using counsel selected by Honeywell. The costs of any interference and oppositions for foreign patents will be considered prosecution expenses and also will be borne by Licensee. An advance fee (Fee) will be invoiced to the Licensee by Honeywell for any future foreign filing of Licensed Patents listed in Exhibit A. Honeywell is authorized to pay the incurred fees from the Fee. As evidence of expense incurred Honeywell will supply invoices for foreign filing requested by Licensee to the Licensee. Honeywell shall credit to Licensee any remaining balance of the Fee not used for foreign filing expenses incurred. The Fee is not an advance against any fees or royalties due Honeywell under this Agreement.

8.4  The preparation, filing, and prosecution of foreign patent applications, as well as the maintenance of the resulting patents, shall be at the expense of the Licensee. Honeywell shall invoice Licensee for payment of costs for foreign patent application preparation, filing, prosecution, and maintenance. If such payment is not received within ninety (90) days, such foreign license rights shall be automatically excluded from this license agreement. Any over payments by Licensee for foreign patent filing and maintenance costs shall be credited towards Licensee’s future foreign patent cost or obligations.
8.5  Licensee may terminate its license to foreign patent applications or patents, and its obligation to pay any further costs for those foreign rights, upon ninety (90) days written notice to Honeywell. Licensee is responsible for payment of all fees incurred by Honeywell for a period of ninety (90) days subsequent to receipt of such written notification to Honeywell. Honeywell or the U.S. Government may, at its sole discretion and expense, continue prosecution and/or maintenance of any patents or applications for which Licensee has relinquished rights.

9.0 Representations and Warranties
9.1  Honeywell represents and warrants that Exhibit A contains a complete listing of all proprietary rights licensed pursuant to this Agreement and that Honeywell is the owner of the proprietary rights and has the right to grant the rights, licenses, and privileges granted herein.
9.2  Honeywell represents and warrants that it has received no notice of any claim of infringement made to date against Honeywell for practicing the Proprietary Rights anywhere in the world. Honeywell makes no representation to Licensee regarding the scope or enforceability of the Proprietary Rights and does not warrant that any Products manufactured or sold or Services performed pursuant to this agreement will not infringe patents of others.
9.3  Except as set forth above, Honeywell makes NO REPRESENTATIONS AND WARRANTIES, expressed or implied, with regard to the infringement of Proprietary Rights of any third party.
9.4  Licensee is hereby put on notice that export of any goods or technical data from the United States may require some form of license from the U.S. Government. Failure to obtain necessary export licenses may result in criminal liability of Licensee under U.S. laws.

10. Disclaimers
10.1 Neither Honeywell, DOE, nor persons acting on their behalf will be responsible for any injury to or death of persons or other living things or damage to or destruction of property or any other loss, damage, or injury of any kind whatsoever resulting from Licensee’s manufacture, use or sale of materials, information, or Proprietary Rights hereunder.
10.2 EXCEPT AS SET FORTH ABOVE, NEITHER Honeywell, DOE, NOR PERSONS ACTING ON THEIR BEHALF MAKE ANY WARRANTY, EXPRESS OR IMPLIED: (1) WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, OR COMPLETENESS, OR USEFULNESS OF ANY SERVICES, MATERIALS, OR INFORMATION FURNISHED HERUNDER; (2) THAT THE USE OF ANY SUCH SERVICES, MATERIALS, OR INFORMATION MAY NOT INFRINGE PRIVATELY OWNED RIGHTS; (3) THAT THE SERVICES, MATERIALS, OR INFORMATION FURNISHED HEREUNDER WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE; OR (4) THAT THE SERVICES, MATERIALS, OR INFORMATION FURNISHED HEREUNDER WILL ACCOMPLISH THE INTENDED RESULTS OR ARE SAFE FOR ANY PURPOSE, INCLUDING THE INTENDED OR PARTICULAR PURPOSE. FURTHERMORE, HONEYWELL, AND DOE HEREBY SPECIFICALLY DISCLAIM ANY AND ALL MANUFACTURED, USED, OR SOLD BY LICENSEE. NEITHER HONEYWELL, NOR THE DOE SHALL BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES IN ANY EVENT.

10.3 Except for patent infringement actions, Licensee agrees to indemnify Honeywell, the DOE, and persons acting in their behalf for all damages, costs, and expenses, including attorney’s fees, arising from, but not limited to, Licensee’s making, using, selling, or exporting of any Products or performed Services, in whatever form furnished. Licensee warrants that it has sufficient insurance to cover its indemnification and hold harmless liabilities under this provision including coverage that recognizes this contractual liability. Licensee cannot, without 30 days prior notification to Honeywell, as listed in section 12.1, materially alter or change its coverage respecting its liabilities under this section of the Agreement. Honeywell shall have the option within 30 days to terminate Licensee’s rights under this Agreement or seek an alternative mutually satisfactory to the parties.
10.4 Honeywell shall provide Licensee with accurate technical information, but Honeywell does not make any warranty and shall have no liability with respect to the technical information, Proprietary Rights or the use thereof; nor does Honeywell assume any responsibility or make any warranty with respect to Products or services, manufactured, sold or used under or as a result of this agreement.

11. Term of Agreement and Early Termination
11.1 This Agreement shall remain in force for the life of the patent(s) as listed in Exhibit A from the date hereof unless sooner terminated by an agreement by both parties or as provided herein, with such notice of termination being provided at least sixty (60) days prior to the effective date, provided that this Agreement shall not extend beyond the life of the patents licensed hereunder.
11.2 If either party defaults for any reason in any of its obligations hereunder, the other party will have the right to terminate this Agreement by giving written notice of termination at least sixty (90) days prior to the effective date of such termination, such notice specifying the default; however, that such notice will be of no effect and termination will not occur if the specified default is remedied prior to said effective date of termination.
11.3 Honeywell may terminate this Agreement forthwith in the event of (i) the bankruptcy of Licensee; (ii) an assignment for the benefit of creditors of Licensee, (iii) the nationalization of the industry which encompasses any of the Products and/or Services, limited only within the nationalizing country; (iv) any suspension of payments hereunder by governmental regulation, (v) the Licensee’s failure to commercialize the licensed technology under this Agreement; (vi) or the existence of a state of war between the United States of America and any country where the Licensee has a License to manufacture Products and/or Services. In the event of a change of control (defined below) of the Licensee, whether resulting from a merger, acquisition, consolidation or otherwise, shall also result in the termination of this Agreement unless the acquiring person or entity agrees to the terms and conditions of this Agreement in writing. A “Change of Control” shall mean:

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) under the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change-of-Control: (w) any original issuance by the voting securities entitled to vote generally in the election of directors of the Company (the “Voting Stock”) outstanding immediately prior to consummation of such acquisition continue to hold at least fifty percent (50%) of the Company’s Voting Stock after such acquisition, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (w), (x) and (y) immediately preceding; or

individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company unless they are replaced with a slate nominated by at least a majority of the Incumbent Board and further provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall, for purposes of this subparagraph (ii), be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board of Directors of the Company acting by at least a majority thereof; or

consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such transaction: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the Voting Stock of the corporation resulting from such Business combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one of the subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Voting Stock, (y) no individual, entity or group beneficially owns, directly or indirectly, twenty percent (20%) or more of the Voting Stock of such corporation except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board, at the same time of execution of the initial agreement, or by the action of the Board providing for such Business Combination; or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. Any termination pursuant to this Paragraph 11.3 shall be without prejudice to any rights or claims Honeywell may have against Licensee.

11.4 At least 30 days prior to filing a petition in bankruptcy, either party must inform the other of its intention to file the petition or of another’s intention to file an involuntary petition in bankruptcy. Further, failure to conform to this requirement shall be deemed a material, pre-petition, incurable breach.
11.5 If this Agreement is for any reason terminated before all of the payments herein provided for have been made (including minimum royalties for the year in which the Agreement is terminated), Licensee shall immediately submit a terminal report and pay to Honeywell any remaining unpaid balance even though the due date as provided herein has not been reached.
11.6 This Agreement shall automatically terminate upon any attempt by Licensee to transfer its interest in whole or in part of this Agreement to any other party not expressly authorized in writing by Honeywell.

12 Rights of Parties After Termination
12.1 Neither party shall be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the effective date of such termination which obligation or liability accrued as of the date of such termination.
12.2 From and after any termination of this Agreement, Licensee shall have the right to sell any Products that Licensee had already manufactured prior to termination, provided that all royalties and reports required above shall be submitted to Honeywell.
12.3 From and after any termination of this Agreement, Licensee shall not manufacture nor have manufactured any Products pursuant to this Agreement.
12.4 The rights and remedies grated herein, and any other rights or remedies which the parties may have, either at law or in equity, are cumulative and not exclusive of others. On any termination, Licensee shall duly account to Honeywell and transfer to it all rights to which Honeywell may be entitled under this Agreement under any valid U.S. Patent as set forth in Exhibit A. Licensee’s duty to pay outstanding royalties includes, but is not limited to royalty payments from Products or Services provided pursuant to paragraph 10.2 or 10.3.

13. Force Majeure
13.1 No failure or omission by Honeywell or by Licensee in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from acts of God; acts or omissions of any government or agency thereof, compliance with rules, regulations, or orders of any governmental authority; fire; storm; flood; earthquake; accident; acts of the public enemy; war; rebellion; insurrection; riot; sabotage; invasion; quarantine; restriction; or failures or delays in transportation.

14 Notices
14.1 All notices and reports shall be addressed to the parties hereto as follows:

If to Honeywell:
Attn: Licensing Manager	Telephone: (816) 997-2645
Honeywell Federal Manufacturing & Technologies, LLC	Facsimile: (816) 997-4651
2000 East 95th Street
Kansas City, MO 64141-6159

If to Licensee:
Gary DeLaurentiis, President	Telephone: (209) 881-3523
itec Environmental Group	Facsimile: (209) 881-3529
PO Box 760
Riverbank, CA 9536

14.2 All payments due Honeywell should be made payable to:
Honeywell Federal Manufacturing & Technologies, LLC.
P. O. Box 412833
Kansas City, Missouri 64141-2833
In addition, all payments and remittances shall reference the number of the Honeywell Invoice for which payment is being made, as well as the Honeywell Technology Licensing reference account number = 06953602, and the Honeywell License number of this license as follows: 00-1001R…..

14.3 All notices provided herein shall be in writing and shall be deemed to have been duly given when received, if delivered personally, sent by facsimile, or sent by First Class U.S. Mail, postage prepaid, to the party entitled thereto at its above address or at such other address as designated in writing by the party in accordance with the provisions of this section.

15 Non-Abatement of Royalties
15.1 Honeywell and Licensee acknowledge that certain of the proprietary Rights may expire prior to the conclusion of the term of this Agreement; however, Honeywell and Licensee agree that the royalty rates provided for above shall be uniform and undiminished, except pursuant to the Agreement.

16. Waivers
16.1 The failure of one Party at any time to enforce any provision of this Agreement or to exercise any right or remedy shall not be construed to be a waiver of such provisions or of such rights or remedy or the right of one Party thereafter to enforce each and every provision, right, or remedy.

17. Modifications
17.1 It is expressly understood and agreed by the parties hereto that this instrument contains the entire agreement between the parties with respect to the subject matter hereof and that all prior representations, warranties, or agreements relating hereto have been merged into this document and are thus suspended in totality by this Agreement. This Agreement may be amended or modified only by a written instrument signed by the duly authorized representative of both of the parties.

18. Headings
18.1 The headings for this section set forth in this Agreement are strictly for the convenience of the parties and shall not be used in any way to restrict the meaning or interpretation of the substantive language of this Agreement.

19. Law
19.1 This Agreement shall be construed according to the laws of the state of Missouri and the United States of America.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, in duplicate, in their respective names by their duly authorized representatives.

HONEYWELL FEDERAL MANUFACTURING & TECHNOLOGIES, LLC

By:______________________________________________________

Name: (printed) ____________________________________________

Title:_____________________________________________________

Date:_____________________________________________________

LICENSEE:

By:_________________________________________________________

Name (printed) _______________________________________________

Title:_______________________________________________________

Date:_______________________________________________________

EXHIBIT A, Amendment Four

PROPRIETARY RIGHTS

U.S. Patent Number 5,711,820, “Method to Separate and Recover Plastic from Plastic Contaminated with Oil”, awarded to Honeywell by the U.S. Patent and Trademark Office on January 27, 1998.

U.S. Patent Application 11/096,880 “Improved Method to Separate and Recover Plastic from Plastic Contaminated with Oil” filed with the Patent and Trademark Office, April 1, 2005

PCT/US200 Patent Application 6/08971 “Improved Method to Separate and Recover Oil and Plastic from Plastic Contaminated with Oil” filed with the Patent and Trademark Office, March 10, 2006

U.S. Patent Application - Continuation 11/277,587 “Method for Removing Contaminants from Plastic Resin” filed with the Patent and Trademark Office, March 27, 2006

U.S. Patent Application - Continuation 11/421,271 “Improved Method to Separate and Recover Oil and Plastic from Plastic Contaminated with Oil” filed with the Patent and Trademark Office, May 31, 2006

U.S. Patent Application - Continuation-in-Part 11/426,503 “Method for Removing Contaminants from Plastic Resin” filed with the Patent and Trademark Office, June 26,2006

U.S. Patent Application - Continuation-in-Part 11,426,522 “System for Removing Contaminants from Plastic Resin” filed with the Patent and Trademark Office, June 26,2006

U.S. Patent Application - Continuation-in-Part 11/426,530 “A Solvent Cleaning System for Removing Contaminants from a Solvent Used in Resin Recycling filed with the Patent and Trademark Office, June 26, 2006

Initials:

Honeywell: ___________

Date: ______________________

Licensee: ___________________

Date: ______________________

EXHIBIT B, Amendment

LICENSE FEE, ROYALTIES AND MINIMUM COMMERCIAL USE

B1. License Fee
In consideration of the rights and licenses granted herein, Licensee agrees to pay Honeywell fifty thousand ($50,000) U.S. Dollars, which shall neither be refundable nor creditable toward the royalty called for under section B.2 or B.3. These funds shall be disbursed in three payments, the first of which will be $16,666; the second of which will be $5,000, the third of which will be the balance of $28,334. The first payment shall be due upon signature of the contract. The next payment shall be due March 31, 2004, the final payment shall be due upon signature of Amendment Three. Payments on these dates are subject to the successful performance of activities required to meet the business plan milestones. A business plan review by Honeywell will be required if adjustments to this schedule are requested. Subsequent payment schedule adjustments will be based on the results of this review.

B.2. Earned Royalties
Licensee shall pay Honeywell a royalty rate of one half of one cent ($.005) per pound of recycled plastic chips sold in the United States, under the License granted under this Agreement. Royalty payments shall be due within thirty (30) days after the close of the previous quarter as instructed in Section 12.2.

In the event that Licensee grants sublicenses, Licensee will collect an earned royalty equal to or greater than the earned royalty paid by Licensee to Honeywell in the United States ($.005) per pound. Licensee shall pay Honeywell either fifty percent (50%) of earned royalties, but in no event more than ($.005) per pound on Gross Sales by any sublicense in accordance with Section 3 of this Agreement.

B.3. Minimum Royalties
Licensee shall pay to Honeywell royalties as stated in paragraph B.1, but in no event shall royalties be less than the minimum royalties of fifty thousand ($50,000) U.S. Dollars during the first calendar year; one hundred thousand ($100,000) U.S. Dollars during the second calendar year; two hundred thousand ($200,000) U.S. Dollars during the third calendar year; three hundred thousand ($300,000) U.S. Dollars during the fourth calendar year and every year thereafter for the life of the agreement. Licensee shall pay the difference between the amount of actual royalties paid and the minimum royalty within thirty (30) days after the first month of the calendar year. The first annual minimum payment will be due in the month of February 2007, and will be considered delinquent after March 2, 2007.

NOTICE
This Exhibit contains financial and commercial information that is BUSINESS CONFIDENTIAL and the parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other party hereto, except to those necessary to enable the parties to perform under this Agreement or as may be required by the Honeywell contract with the DOE under the same restrictions as set forth herein.

Initials:

Honeywell: ________

Date:____________________

Licensee:_________________

Date:____________________

EXHIBIT C, Amendment Four

DEVELOPMENT, COMMERCIALIZATION PLAN

Honeywell’s patented technology licensed in this Agreement is being used to operate in the ECO2 System, cleaning equipment used for the separation of plastic contaminated with oil. The ECO2 System will be set up to operate in multiple recycling centers and will be used to clean recycle plastic. Revenues for the business will be generated from the sale of recycled chips. Licensee agrees to invest in the commercial development of technology and market for this product by committing Licensees resources, at a minimum, to the requirements set forth in the Commercialization Plan. This Plan represents the company’s revised business model dated 2004, which has been provided by the Licensee for consideration in this Agreement.

Progress and substantiation of Licensee meeting these requirements shall be provided to Honeywell in the form of a written report received by U.S. Mail or in the form of a presentation at a meeting between the parties at the mutual convenience of said parties but no later than the first anniversary and each anniversary thereafter of the effective date thereof.

NOTICE
This Exhibit contains financial and commercial information that is BUSINESS CONFIDENTIAL and the parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other party hereto, except to those necessary to enable the parties to perform under this Agreement or as may be required by the Honeywell contract with the DOE under the same restrictions as set forth herein.

Initials:

Honeywell: _____________

Date: ________________________

Licensee: _____________________

Date:_________________________